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                 GORDON ALTMAN BUTOWKSY WEITZEN SHALOV & WEIN

                                                                April 30, 1998

Dean Witter Intermediate Income Securities
Two World Trade Center
New York, New York 10048

Dean Witter Retirement Series
Intermediate Income Securities Series
Two World Trade Center
New York, New York 10048

Gentlemen:

   You have requested our opinion as to the Federal income tax consequences of the transaction (the "Reorganization") described below pursuant to which
(i) substantially all assets of Intermediate Income Securities Series ("Intermediate Income Securities"), one of eleven portfolios of Dean Witter Retirement Series ("Retirement Series"), a Massachusetts business trust, will be combined with those of Dean Witter Intermediate Income Securities, a Massachusetts business trust (the "Trust"), in exchange for shares of the Trust ("Trust Shares"), and the assumption by the Trust of certain liabilities of Intermediate Income Securities (the "Liabilities"); (ii) Intermediate Income Securities will be liquidated; and (iii) the Trust Shares will be distributed to the holders ("Intermediate Income Securities Shareholders") of shares in Intermediate Income Securities ("Intermediate Income Securities Shares").

   We have examined and are familiar with such documents, records and other instruments as we have deemed appropriate for purposes of this opinion letter, including the Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933 on Form N-14, relating to the Trust Shares (the "Registration Statement") which includes, as a part thereof, the proxy statement of Retirement Series, on behalf of Intermediate Income Securities (the "Intermediate Income Securities Proxy"), which will be used to solicit proxies of Intermediate Income Securities Shareholders in connection with the Special Meeting of Intermediate Income Securities Shareholders and the Agreement and Plan of Reorganization by and between the Trust and Retirement Series, on behalf of Intermediate Income Securities (the "Plan").

   In rendering this opinion, we have assumed that such documents as yet unexecuted will, when executed, conform to the proposed forms of such documents that we have examined. We have further assumed that the Reorganization will be carried out pursuant to the terms of the Plan, that factual statements and information contained in the Registration Statement, the Intermediate Income Securities Proxy and other documents, records and instruments supplied to us are correct and that there will be no material change with respect to such facts or information prior to the time of the Reorganization. In rendering our opinion, we have also relied on the representations and facts discussed below which have been provided to us by Dean Witter InterCapital Inc. ("InterCapital"), the Trust and Retirement Series, and we have assumed that such representations and facts will remain correct at the time of the Reorganization.

                                    FACTS

   The Trust is an open-end diversified management investment company engaged in the continuous offering of its shares to the public. Since its inception, the Trust has conducted its affairs so as to qualify, and has elected to be taxed, as a regulated investment company under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

   Retirement Series is an open-end diversified management investment company engaged in the continuous offering of shares of Intermediate Income Securities to the public. Intermediate Income Securities is one of eleven portfolios of Retirement Series, a series fund. Since its inception, Intermediate Income Securities has conducted its affairs so as to qualify, and has elected to be taxed, as a regulated investment company under Section 851 of the Code.

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   The Board of Trustees of each of the Trust and Retirement Series have determined, for valid business reasons, that it is advisable to combine the assets of the Trust and Intermediate Income Securities into one fund.

   In view of the above, the Board of Trustees of Retirement Series adopted the Plan, subject to, among other things, approval by Intermediate Income Securities Shareholders. Pursuant to the Plan, Intermediate Income Securities will transfer all of its assets to the Trust in exchange for the Trust Shares (including fractional Trust Shares) and the assumption by the Trust of the Liabilities. Immediately thereafter, Intermediate Income Securities will distribute the Trust Shares to Intermediate Income Securities Shareholders in exchange for and in cancellation of their Intermediate Income Securities Shares and in complete liquidation of Intermediate Income Securities.

   Each of the following representations, among other representations, has been made to us in connection with the Reorganization by InterCapital, Retirement Series and by the Trust.

   (1) To the best of the knowledge of the management of InterCapital, Retirement Series, the Trust, and their affiliates, there is no plan or intention on the part of Intermediate Income Securities Shareholders, to redeem, sell, exchange or otherwise dispose of a number of Trust Shares that would reduce Intermediate Income Securities Shareholders' ownership of Trust Shares to a number of Trust Shares having a value, as of the date of the Reorganization, of less than fifty percent of the value of all of the formerly outstanding Intermediate Income Securities Shares as of such date;

   (2) The Trust has no plan or intention to reacquire any of the Trust Shares to be issued pursuant to the Reorganization except to the extent necessary to comply with its legal obligation to redeem its own shares;

   (3) The Liabilities to be assumed by or transferred to the Trust were incurred by Intermediate Income Securities in the ordinary course of business and are associated with the assets being transferred to the Trust;

   (4) The amount of the Liabilities will not exceed the aggregate adjusted basis of Intermediate Income Securities for its assets transferred to the Trust;

   (5) The Trust has no plan or intention to sell or otherwise dispose of more than fifty percent of the assets of Intermediate Income Securities acquired in the Reorganization, except for dispositions made in the ordinary course of business;

   (6) There is no indebtedness between Intermediate Income Securities and the Trust that was issued, acquired or will be settled at a discount;

   (7) Intermediate Income Securities has been a regulated investment company within the meaning of Section 851 of the Code since the date of its organization through the end of its last complete taxable year and will qualify as a regulated investment company for its taxable year ending on the date of the Reorganization;

   (8) The Trust has been a regulated investment company within the meaning of Section 851 of the Code since the date of its organization through the date hereof and will qualify as a regulated investment company for its taxable year ending on August 31, 1997;

   (9) Intermediate Income Securities will have no accumulated earnings and profits as of the close of its taxable year ending on the date of the Reorganization.

                                   OPINION

   Based on the Code, Treasury Regulations issued thereunder, Internal Revenue Service Rulings and the relevant case law, as of the date hereof, and on the facts, representations and assumptions set forth above, and the documents, records and other instruments we have reviewed, it is our opinion that the Federal income tax consequences of the Reorganization to the Trust, Intermediate Income Securities and the Intermediate Income Securities Shareholders will be as follows:

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   (1) The transfer of substantially all of Intermediate Income Securities'
assets in exchange for the Trust Shares and the assumption by the Trust of certain stated Liabilities of Intermediate Income Securities, followed by the distribution by Intermediate Income Securities of the Trust Shares to the Intermediate Income Securities Shareholders in exchange for their Intermediate Income Securities Shares, will constitute a "reorganization" within the meaning of Section 368(a)(1)(C) the Code, and Intermediate Income Securities and the Trust will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

   (2) No gain or loss will be recognized by the Trust upon the receipt of the assets of Intermediate Income Securities solely in exchange for the Trust Shares and the assumption of the Liabilities by the Trust;

   (3) No gain or loss will be recognized by Intermediate Income Securities upon the transfer of the assets of Intermediate Income Securities to the Trust, in exchange for the Trust Shares and the assumption of the Liabilities by the Trust, or upon the distribution of the Trust Shares to Intermediate Income Securities Shareholders in exchange for their Intermediate Income Securities Shares as provided in the Plan;

   (4) No gain or loss will be recognized by Intermediate Income Securities Shareholders upon the exchange of their Intermediate Income Securities Shares for the Trust Shares;

   (5) The aggregate tax basis for the Trust Shares received by each Intermediate Income Securities Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Intermediate Income Securities Shares held by each such Intermediate Income Securities Shareholder immediately prior to the Reorganization;

   (6) The holding period of the Trust Shares to be received by each Intermediate Income Securities Shareholder will include the period during which the Intermediate Income Securities Shares surrendered in exchange therefor were held (provided such Intermediate Income Securities Shares were held as capital assets on the date of the Reorganization);

   (7) The tax basis of the assets of Intermediate Income Securities acquired by the Trust will be the same as the tax basis of such assets to Intermediate Income Securities immediately prior to the Reorganization; and

   (8) The holding period of the assets of Intermediate Income Securities in the hands of the Trust will include the period during which those assets were held by Intermediate Income Securities.

   We are not expressing an opinion as to any aspect of the Reorganization other than those opinions expressly stated above.

   As noted above, this opinion is based upon our analysis of the Code, Treasury Regulations issued thereunder, Internal Revenue Service Rulings and case law which we deem relevant as of the date hereof. No assurances can be given that there will not be a change in the existing law or that the Internal Revenue Service will not alter its present views, either prospectively or retroactively, or adopt new views with regard to any of the matters upon which we are rendering this opinion, nor can any assurances be given that the Internal Revenue Service will not audit or question the treatment accorded to the Reorganization on the Federal income tax returns of the Trust, Intermediate Income Securities or the Intermediate Income Securities Shareholders.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and any reference to our firm in the Registration Statement and the Intermediate Income Securities Proxy constituting a part thereof.

                                          Very truly yours,

                                          /s/ Gordon Altman Butowsky Weitzen
                                               Shalov & Wein

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